Exhibit 99.1

Epiphany Technology Acquisition Corp. Announces Appointment of Officers and Directors

NEW YORK, Sept. 23, 2022 /PRNewswire/ — Epiphany Technology Acquisition Corp. (the “Company”) announced today that the company’s Board of Directors (the “Board”) has approved an increase in the size of the Board from seven (7) directors to eleven (11) directors and elected Ross Haghighat, Stephen Sherwin, Louis Lange and Ronald Eastman as members of the Board. In addition, the Board appointed Mr. Ross Haghighat as Co-Chief Executive Officer of the Company. The Board determined that each Messrs. Stephen Sherwin, Louis Lange and Ronald Eastman is an “independent director” as defined in the Nasdaq listing standards and applicable rules of the Securities and Exchange Commission.

The Company is blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities. [While the Company may pursue an initial business combination with a target company in any business or industry, it initially focused on technology businesses. The public markets in general, as well as the SPAC market in particular, have remain challenged, making it difficult for the Company to partner with a high-quality technology company at an attractive valuation. The Company has decided to expand its focus to include the life science industry, where [it believes the market backdrop remains more favorable]. To this end, the Company has augmented its management team and Board with highly qualified individuals with significant experience building, operating and investing in biotechnology companies.]

FORWARD-LOOKING STATEMENTS

This press release may contain statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Peter Bell

Arthur Coviello

Paul Deninger

Epiphany Technology Acquisition Corp.

(619) 736-6855

https://epiphanytechacquisition.com/